Exhibit 99.1
PRESS RELEASE

Chart names William C. Johnson President and Chief Operating Officer

Cleveland, Ohio - July 14, 2016 - Chart Industries, Inc. (Chart) (Nasdaq: GTLS) today announced that William C. Johnson has been named President and Chief Operating Officer (COO) of the Company. Mr. Johnson succeeds Sam Thomas as President of Chart, with Mr. Thomas remaining as the Company’s Chairman of the Board and Chief Executive Officer. Mr. Johnson joins Chart after most recently serving as President and Chief Executive Officer at Dover Refrigeration & Food Equipment, Inc., a subsidiary of Dover Corporation. Mr. Johnson previously held multiple executive positions at Dover and its manufacturing companies, which he joined in August 2006 as Executive Vice President at Hill Phoenix, Inc. Prior to his tenure with Dover, Mr. Johnson served as President and Chief Executive Officer of Graham Corporation.
“We are very pleased to have attracted Bill, who is a very accomplished operational executive to add to the Chart management team. We expect Bill’s addition of operational and strategic talent will bring enhanced value for the Company and its stakeholders as we continue to focus on lean initiatives and operational excellence given challenging energy markets,” commented Sam Thomas, Chart’s Chairman and Chief Executive Officer.
Chart is a leading independent global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.
Contact:
Ken Webster
Vice President and
Chief Financial Officer
216-626-1216
ken.webster@chartindustries.com